Exhibit 4.1

EXECUTION COPY
THE SECURITY REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH STATE SECURITIES LAWS, OR AN EXEMPTION FROM REGISTRATION THEREUNDER.
THE INDEBTEDNESS REPRESENTED BY THIS INSTRUMENT IS SUBORDINATED TO THE PAYMENT OF SENIOR INDEBTEDNESS IN ACCORDANCE WITH AND TO THE EXTENT PROVIDED HEREIN.
SENIOR SUBORDINATED NOTE

$25,000,000	Houston, Texas
FOR VALUE RECEIVED, INTEGREATED ELECTRICAL SERVICES, INC., a Delaware corporation (the “Company”), and each other borrower signatory hereto (together with the Company, hereinafter individually referred to as the “Borrower” and collectively referred to as the “Borrowers”), hereby promises to pay to the order of Tontine Capital Partners, L.P., and its successors and assigns (hereinafter referred to as “Holder”), in the manner hereinafter provided, the principal sum of TWENTY-FIVE MILLION DOLLARS ($25,000,000)], as it may be increased herein, in immediately available funds and in lawful money of the United States of America, together with interest thereon, all in accordance with the provisions hereinafter specified. This Note (the “Note”) is issued pursuant to the Note Purchase Agreement dated December 12, 2007, among the Borrowers and the original purchasers of the Note (the “Purchase Agreement”), and is subject to the provisions set forth therein.
1. Accrual of Interest. Interest shall accrue on the outstanding principal amount hereof (including any PIK Interest, as hereafter defined) at a rate equal to eleven percent (11%) per annum. Interest shall be calculated hereunder on the basis of the actual number of days elapsed.
2. Payment of Interest. Commencing on December 31, 2007, the Borrowers shall pay interest on this Note quarterly in arrears on each March 31, June 30, September 30 and December 31 of each calendar year and on the Maturity Date (as hereafter defined), or if any such day is not a business day, on the next succeeding business day (each an “Interest Payment Date”), to Holder. Interest payable on this Note shall be paid on each Interest Payment Date, at the election of the Borrowers, (i) in cash or (ii) in kind, in which event the amount of the principal outstanding under this Note shall be increased by the amount of such interest payment (“PIK Interest”) on such Interest Payment Date and interest shall thereafter accrue on the increased principal amount. During the continuance of an Event of Default, notwithstanding anything else to the contrary contained in this Note, interest payable on the outstanding principal hereunder, including any PIK Interest, shall bear interest at the then applicable interest rate set forth in Section 1 plus two percent (2%) per annum and such interest shall be payable upon demand.
3. Scheduled Principal Payments. On May 15, 2013 (the “Maturity Date”) the Borrowers shall pay to Holder the sum of the outstanding principal balance of this Note, including the amount of any PIK Interest, together with accrued and unpaid interest thereon, and all other obligations and indebtedness owing hereunder, if not sooner paid.
4. Prepayment. This Note may be prepaid in whole or in part at any time without premium or penalty. Any prepayment of principal shall be accompanied by payment of any interest, if any, accrued and unpaid through the date of such prepayment.

5. Manner and Application of Payments. All amounts payable in cash hereunder shall be payable to Holder by wire transfer of immediately available funds. Payments hereunder shall be applied first to interest and then to principal outstanding hereunder, except that if Holder has incurred any cost or expense in connection with the enforcement or collection of the obligations of the Borrowers hereunder, Holder shall have the option of applying any monies received from the Borrowers to payment of such costs or expenses plus interest thereon before applying any of such monies to any interest or principal then due.
6. No Security. This Note is an unsecured obligation of the Borrowers and no collateral accompanies the obligations hereunder.
7. Subordination.
     (a) Except to the extent and in the manner hereinafter set forth, the payment of the indebtedness of the Borrowers evidenced by this Note, including the principal and interest, is hereby expressly made subordinate and junior in right of payment to the prior payment in full, in cash, of all Senior Obligations, whether such obligations are outstanding at this date or are hereafter incurred, but excluding such Senior Obligations as (x) survive the repayment in full of all loans, advances, extensions of credit, fees, expenses and other outstanding indebtedness included in the Senior Obligations and the termination of each commitment to lend and of each commitment to issue or otherwise provide credit support for any letters of credit pursuant to the Loan Documents, and (y) the payment or performance of which is not due at the time of such payment in full and, if required by Senior Agent in accordance with the terms of the Loan Documents, which have been fully cash collateralized to the satisfaction of Senior Agent (“Surviving Senior Obligations”). “Senior Obligations” means (i) any and all loans, advances, extensions of credit and other indebtedness, obligations and liabilities (including, in the event of a proceeding under the Bankruptcy Code, any and all post-petition interest and costs from and after the date of filing of a petition by or against any Borrower or its bankruptcy estate, regardless of whether or not such interest is an allowed claim in such proceeding under the Bankruptcy Code) of the Borrowers to Bank of America, N.A, as Senior Agent (“Senior Agent”), and the other Senior Lenders (the “Senior Lenders”) from time to time party to that certain Loan and Security Agreement, dated as of May 12, 2006 (the “Loan Agreement”), among Borrowers, the other Credit Parties named therein, Senior Agent and Senior Lenders, their successors and assigns as parties to the Loan Agreement, now existing or hereafter arising, direct or indirect, absolute or contingent, arising out of or in connection with any of the Loan Documents (as defined in the Loan Agreement), any and all interest payable pursuant to the Loan Documents and/or any promissory notes that may be issued by the Borrowers or the other obligors thereunder to any Senior Lender pursuant to the Loan Documents at the interest rates provided therein, all premium and termination fees, if any, payable in accordance with the terms of the Loan Documents and all other fees, expenses and other amounts due from time to time under the Loan Documents and (ii) any and all renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in clause (i) above. The Senior Obligations shall be considered outstanding whenever any loan commitment or any commitment to issue letters of credit under the Loan Documents exists or a letter of credit issued pursuant to the Loan Documents has not expired, been terminated, been fully cash-collateralized or backstopped in an amount and in a manner satisfactory to Senior Agent.
     (b) Notwithstanding the foregoing, but subject to Section 8 below, Borrowers shall be permitted to make cash interest payments and PIK Interest payments to Holder pusuant to this Note from time to time in accordance with Section 2 and payments of principal at the Maturity Date.
     (c) In the event of any proceeding under the Bankruptcy Code (as hereinafter defined) involving any Borrower:

(1) until the Senior Obligations (other than Surviving Senior Obligations) shall have been paid in full in cash, all commitments of Senior Agent and Senior Lenders to make loans or extensions of credit have terminated, and all letters of credit issued by Senior Agent and Senior Lenders have expired, terminated or been fully collateralized in cash in an amount and in a manner satisfactory to Senior Agent, Holder shall not be entitled to receive any Distribution (as hereinafter defined) on account of this Note, and Senior Agent and Senior Lenders shall be entitled to receive for application in payment thereof any Distribution, which may be payable or deliverable in any proceeding under the Bankruptcy Code in respect of this Note until all Senior Obligations (other than Surviving Senior Obligations) shall have been paid in full in cash, all commitments of Senior Agent and Senior Lenders under the Loan Documents to make loans or extensions of credit have terminated, and all letters of credit issued by Senior Agent and Senior Lenders pursuant to the Loan Documents have expired, terminated or been fully collateralized in cash in an amount and in a manner satisfactory to Senior Agent. The Holder authorizes, empowers and directs any debtor, debtor in possession, receiver, trustee, liquidator, custodian, conservator or other person having authority, to pay or otherwise deliver all such Distributions to Senior Agent and Senior Lenders. The provisions of this Section 7 shall be enforceable directly by Senior Agent and Senior Lenders;

(2) any Distribution on this Note to which the Holder would be entitled except for the provisions of this Section 7 shall be paid or delivered directly to Senior Agent and Senior Lenders for application of payment according to the Loan Agreement until all Senior Obligations (other than Surviving Senior Obligations) shall have been paid in full in cash, all commitments of Senior Agent and Senior Lenders under the Loan Documents to make loans or extensions of credit shall have been terminated, and all letters of credit issued by Senior Agent and Senior Lenders pursuant to the Loan Documents have expired, terminated or fully collateralized in cash in an amount and in a manner satisfactory to Senior Agent;

(3) if the Holder has not filed a proof of claim in respect of this Note by the tenth day prior to the bar date therefor, Senior Agent or Senior Lenders may, after giving written notice to the Holder, file such proof of claim on behalf of the Holder, and the Holder hereby appoints Senior Agent as its agent and attorney-in-fact for such limited purpose; provided, that the foregoing shall not confer to the Senior Agent the right to vote such proof of claim on behalf of the Holder;

(4) if any payment by or for the account of the Borrowers, or by any other person liable for payment of any portion or all of the Senior Obligations, or distribution of cash, securities or other property of the Borrowers or of such other persons, by set-off, offset or otherwise, on account of the Senior Obligations made with respect to the Senior Obligations is recovered from the Senior Agent and Senior Lenders in a proceeding under the Bankruptcy Code or otherwise, any Distribution received by the Holder with respect to this Note at any time after the date of such payment or distribution that is so recovered shall be deemed to have been received by the Holder in trust as property of Senior Agent and Senior Lenders, and the Holder shall propmptly deliver such Distribution to Senior Agent and Senior Lenders for application to the Senior Obligations until all Senior Obligations (other than Surviving Senior Obligations) shall have been paid in full in cash, all commitments of Senior Agent and Senior Lenders under the Loan Documents to make loans or extensions of credit shall have been terminated, and all letters of credit issued by Senior Agent and Senior Lenders pursuant to the Loan Documents have expired, terminated or fully collateralized in cash in an amount and in a manner satisfactory to Senior Agent; and

(5) the Senior Obligations shall continue to be treated as Senior Obligations, and the provisions of this Note shall continue to cover the relative rights and priorities of the holders of the Senior Obligations and the Holder, even if all or part of the Senior Obligations or the security interests securing the Senior Obligations are subordinated, set aside, avoided or disallowed in connection with any proceeding under the Bankruptcy Code, and this Note shall be reinstated if at any time any payment of any of the Senior Obligations is rescinded or must otherwise be returned by the holders of the Senior Obligations, in each case pursuant to any requirement of any applicable law. This provision shall survive the satisfaction or cancellation of this Note.
     (d) The Holder agrees not to initiate or prosecute or direct any other person to initiate or prosecute any claim, action or other proceeding, whether under the Bankruptcy Code or otherwise, challenging the enforceability, validity, perfection or priority of the Senior Obligations or any liens and security interests securing the Senior Obligations.
     (e) If any Distribution shall be made by the Borrowers, or received, collected or accepted by the Holder, in contravention of this Section 7, then such Distribution shall be held in trust for the benefit of, and promptly shall be paid over to, Senior Agent for application against the Senior Obligations remaining unpaid until such Senior Obligations (other than Surviving Senior Obligations) are paid in full in cash, all commitments of Senior Agent and Senior Lenders under the Loan Documents to make loans or extensions of credit have terminated, and all letters of credit issued by Senior Agent and Senior Lenders pursuant to the Loan Documents have expired, terminated or been fully collateralized in cash in an amount and in a manner satisfactory to Senior Agent. Any such payments and any other payments and Distributions received by the Holder and delivered to Senior Agent pursuant to this Section 7 shall be deemed not to be a payment on this Note for any reason whatsoever and the indebtedness under this Note shall remain as if such erroneous payment had never been paid by the Borrowers or received by the Holder. In the event of the failure of the Holder to endorse or assign any such Distribution, Senior Agent is hereby irrevocably authorized to endorse or assign the same.
     (f) The provisions of this Section 7 are solely for the purpose of defining the relative rights of the Senior Agent and Senior Lenders, on the one hand, and the Holder on the other, and nothing herein is intended to or shall impair, as between the Borrowers and the Holder, the obligations of the Borrowers which are absolute and unconditional, to pay to the Holder the principal and interest on this Note as and when they become due and payable in accordance with their terms, or is intended to or will affect the relative rights of the Holder and creditors of the Borrowers other than the Senior Agent and Senior Lenders, nor, except as provided in this Section 7, will anything herein or therein prevent the Holder from exercising all remedies otherwise permitted by applicable law upon default under this Note subject to the rights, if any, under this Section 7 of Senior Agent and Senior Lenders in respect of cash, property or securities of the Borrowers received upon the exercise of any such remedy and subject to this Section 7.
     (g) Senior Agent and Senior Lenders have made or will make loans and extend credit to the Loan Parties in reliance on this Section 7 and the other terms of this Note and are entitled to the benefits of the provisions thereof. Accordingly, Senior Agent and Senior Lenders shall be entitled to enforce any such provisions of this Section 7 against the Holder or the Borrowers. No right of the Senior Agent and Senior Lenders to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Borrowers or by any act or failure to act on the part of the Holder, or by any noncompliance by Borrowers or their affiliates with the terms, provisions and conditions of the documents relating to Senior Obligations regardless of any knowledge thereof which the Senior Agent and the holders of the Senior Obligations or any of them, may have or be otherwise charged with.

     (h) The Holder hereby waives any rights it may have under applicable law to assert the doctrine of marshaling or to otherwise require Senior Agent and Senior Lenders to marshal any property of the Borrowers. The Holder hereby waives, to the extent not prohibited by applicable law, any rights which it may have to enjoin or otherwise obtain a judicial or administrative order preventing Senior Agent and Senior Lenders from taking, or refraining from taking, any action with respect to all or any part of the collateral securing the Senior Obligations. Without limitation of the foregoing, the Holder hereby agrees (x) that it has no right to direct or object to the manner in which Senior Agent and Senior Lenders apply the proceeds of such collateral resulting from the exercise by Senior Agent of rights and remedies in respect to the Senior Obligations and (y) that Senior Agent and Senior Lenders have not assumed any obligation to act as the agent for the Holder with respect to such collateral. Except as otherwise permitted by this Section 7, Holder further agrees that on or prior to the Maturity Date, Holder will not (i) take or receive, sue for, ask or demand from the Borrowers or any of their affiliates, by setoff or in any other manner, payment of all or any of the indebtedness under this Note or exercise any remedies in respect thereof, except in proceeding under the Bankruptcy Code as permitted pursuant to this Section 7 or (ii) accelerate any indebtedness under this Note, except after acceleration of the Senior Obligations; provided that, in the event the acceleration of the Senior Obligations is rescinded, Holder will likewise rescind the acceleration of indebtedness under this Note.
     (i) No right of Senior Agent and Senior Lenders to enforce any provision of this Section 7 shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Borrowers or any of their affiliates, or by any act or failure to act by any holder of the Senior Obligations, or by any noncompliance by any person with the terms of this Section 7, or any of the loan documents evidencing the Senior Obligations, regardless of any knowledge thereof which any holder of the Senior Obligations may have or be otherwise charged with.
     (j) All rights of each holder of the Senior Obligations hereunder shall remain in full force and effect irrespective of any lack of validity or enforceability of the Senior Obligations or this Note, any change in the time, manner or place of payment of, or in any other terms of the Senior Obligations or any amendment, modification, waiver, extension or renewal thereof, the commencement of any proceeding under the Bankruptcy Code involving the Company, or any other circumstance whatsoever (except payment in full of the Senior Obligations, other than Surviving Senior Obligations, termination of all commitments of Senior Agent and Senior Lenders under the Loan Documents to make loans or extensions of credit, and expiration, termination and/or cash-collateralization of all letters of credit issued by Senior Agent and Senior Lenders pursuant to the Loan Documents) which might constitute a defense available to, or a discharge of the Borrowers or any of their affiliates in respect of the Senior Obligations.
     (k) No payment or distribution to any holder of Senior Obligations pursuant to the provisions of this Note shall entitle Holder to exercise any rights of subrogation in respect thereof until the Senior Obligations (other than Surviving Senior Obligations) are paid in full in cash.
     (l) Holder agrees that no liens have been or shall hereafter be granted to it by the Borrowers or any of their affiliates to secure the indebtedness under this Note. Notwithstanding the foregoing, if Holder obtains any such liens in contravention of this Section 7, such liens shall be subordinated to the liens securing the Senior Obligations, irrespective of the dates, manner or order of grant, attachment or perfection of any liens granted to secure the Senior Obligations and notwithstanding any provision of any applicable law, any provision of this Note or contained in the Loan Documents or any other circumstance whatsoever.
     (m) Holder waives notice from the Senior Agent and the Senior Lenders of all amendments, restatements, modifications, waivers, extensions or renewals of the Senior Obligations and/or the release of any security or liens therefore and/or any arrangements that may be made in respect of the Senior Obligations.

(n) Until this Section 7 terminates, the Holder will cause to be clearly, conspicuously and prominently inserted on the face of each replacement note, the legend set forth on the front of this Note.

(o) If a conflict arises between this Section 7 and any other term, covenant or condition of this Note, the provisions of this Section 7 shall control and govern.

(p) As used herein, “Distribution” means, with respect to any indebtedness, debt, liability or obligation, (a) any payment or distribution by any person of cash, securities or other property, by set-off, off set or otherwise, on account of such indebtedness, debt, liability or obligation or (b) any redemption, purchase or other acquisition of such Indebtedness or obligation by any person.
8. Senior Obligations.
     (a) Notwithstanding the provisions of Section 7, except as otherwise provided in this Section 8, Borrowers may pay, and the Holder may retain, (i) regularly scheduled interest payments (i.e., not accelerated and not prepayments) on the dates and at the interest rate set forth in this Note, and (ii) the repayment of the principal amount of this Note on the Maturity Date, in either case unless prior to such payment an Event of Default (as defined in the Loan Agreement) has occurred and the Senior Agent has given to Borrowers and the Holder, and the Holder has received, written notice thereof identifying the Event of Default in reasonable detail and invoking a payment blockage under this Agreement (such notice, a “Payment Blockage Notice”), in which case no direct or indirect payment or distribution of any kind or character shall be made by Borrowers or any other person (or received by the Holder) on account of this Note or any judgment related thereto, other than payments of PIK Interest, or on account of the purchase or redemption or other acquisition of this Note, unless and until:
(1) If such Event of Default is a Senior Payment Default, the payment in full in cash of all amounts due with respect to such Senior Payment Default; or

(2) If such Event of Default is a Senior Non-Payment Default, the earliest to occur of (i) the date such Senior Non-Payment Default shall have been cured or waived in writing in accordance with the terms of the Loan Documents, or (ii) the date that is 180 days after the date on which the Senior Agent shall have given the related Payment Blockage Notice.
     (b) As used herein, “Senior Payment Default” means an Event of Default under the Loan Agreement consisting of any default in payment of any principal of, premium, if any, or interest on any Senior Obligations (including, without limitation, fees, expenses and indemnification payments) owing under or in respect of any Senior Obligations when due, whether at maturity, upon acceleration or otherwise. As used herein, “Senior Non-Payment Default” means an Event of Default under the Loan Agreement other than a Senior Payment Default.
     (c) Notwithstanding the foregoing, no direct or indirect payment or distribution of any kind or character shall be made by Borrowers or any other obligor or any other person on account of this Note or any judgment related thereto, or on account of the purchase or redemption or other acquisition of this Note, if Senior Agent shall have accelerated payment of the Senior Obligations and given to Borrowers and the Holder (and the Holder shall have received) written notice of such acceleration, unless Senior Agent has rescinded such acceleration in writing.

9. Treatment of Note. The Note and any additional note or notes subsequently issued in replacement thereof shall rank pari passu with each other as to the payment of principal and interest. Further, the Note and any notes subsequently issued in replacement thereof shall rank senior as to the payment of principal and interest with all present and future indebtedness for money borrowed of the Borrowers, other than (a) the Senior Obligations, and (b) any indebtedness secured by a lien that is expressly permitted by Section 5.5 of the Purchase Agreement.
10. Events of Default. Each of the following acts, events or circumstances shall constitute an Event of Default (each an “Event of Default”) hereunder:
     (i) the Borrowers shall default in the payment when due (in accordance with the terms of the Note) of any principal, including PIK Interest, interest or other amounts owing hereunder, and such default is not cured within three (3) business days of the due date;
     (ii) any representation or warranty made by the Borrowers in the Purchase Agreement shall have been false or misleading in any material respect on the date as of which such representation or warranty was made (provided, however, that such materiality qualification shall only apply to representations or warranties not otherwise qualified by materiality or Material Adverse Effect);
     (iii) any Borrower shall fail to perform or observe any material agreement, covenant or obligation arising under any provision hereof, under any other Note or the Purchase Agreement for more than thirty (30) days following receipt by such Borrower of a notice from Holder indicating any such failure;
     (iv) the default by any Borrower under the terms of the Senior Obligations, or any other indebtedness of such Borrower having a principal amount outstanding in excess of $1,000,000 which results in the acceleration of the Senior Obligations or such other indebtedness;
     (v) (a) any Borrower shall commence a voluntary case concerning itself under any bankruptcy, insolvency or similar laws or statutes (including Title 11 of the United States Code, as amended, supplemented or replaced) (collectively, the “Bankruptcy Code”); or (b) an involuntary case is commenced against any Borrower and is not dismissed within ninety (90) days; or (c) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Borrower or any Borrower commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or there is commenced against the Borrower any such proceedings; or (d) any order of relief or other order approving any such case or proceeding is entered; or (e) any Borrower is adjudicated insolvent or bankrupt; or (f) any Borrower makes a general assignment for the benefit of creditors; or (g) any Borrower shall by any act or failure to act consent to, approve of or acquiesce in any of the foregoing; and
     (vi) this Note or any other Note shall cease to be in full force and effect, or any Borrower shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Note or the Purchase Agreement or the Borrowers’ obligations hereunder or thereunder;
     (vii) the entering of a judgment or judgments against any or all of the Borrowers in any courts or administrative forums, with such judgments (a) having an aggregate judgment amount in any calendar year in excess of $25,000,000; (b) remaining unsatisfied or unstayed for more than thirty (30) days; and (c) not covered by any insurance policy held by such Borrower(s); or

     (viii) the occurrence of a Change of Control (as hereafter defined) of the Company. “Change of Control” is defined as:
a.	The consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), other than the Holder and/or its affiliates (whether acting together or as a group) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Company; or

b.	The individuals who, as of the date hereof, are members of the Board of Directors of the Company (the “Board”), other than any members designated by the Company and/or its affiliates, cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the shareholders, of any new director was approved by a vote of a majority of the Board, and such new director shall, for purposes of this Note, be considered as a member of the Board.
Subject to Section 7 of this Note, if an Event of Default, other than an Event of Default described in Section 10(v), occurs, the Holder by written notice to the Borrowers may declare the principal of and accrued interest on this Note to be immediately due and payable. Upon a declaration of acceleration, such principal and interest will become immediately due and payable. If an Event of Default described in Section 10(v) occurs, the principal of and accrued interest on this Note then outstanding will become immediately due and payable without any declaration or other act on the part of the Holder.
11. Remedies; Cumulative Rights. In addition to the rights provided under Section 10, Holder shall also have any other rights that Holder may have been afforded under any contract or agreement at any time, including the Purchase Agreement, and any other rights that Holder may have pursuant to applicable law. No delay on the part of Holder in the exercise of any power or right under this Note or under any other instrument executed pursuant hereto shall operate as a waiver thereof, nor shall a single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right.
No extensions of time of the payment of this Note or any other modification, amendment or forbearance made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the liability of any co-borrower, endorser, guarantor or any other person with regard to this Note, either in part or in whole. No failure on the part of Holder or any holder hereof to exercise any right or remedy hereunder, whether before or after the occurrence of a default, shall constitute a waiver thereof, and no waiver of any past default shall constitute a waiver of any future default or of any other default. No failure to accelerate the debt evidenced hereby by reason of an Event of Default hereunder or acceptance of a past due installment, or indulgence granted from time to time shall be construed to be a waiver of the right to insist upon prompt payment thereafter, or to impose late payment charges, or shall be deemed to be a novation of this Note or any reinstatement of the debt evidenced hereby, or a waiver of such right of acceleration or any other right, or be construed so as to preclude the exercise of any right which Holder or any holder hereof may have, whether by the laws of the State of New York, by agreement or otherwise, and none of the foregoing shall operate to release, change or affect the liability of the Borrowers under this Note, and the Borrowers hereby expressly waive (to the extent allowed by law) the benefit of any statute or rule of law or equity which would produce a result contrary to or in conflict with the foregoing.
12. Waivers. Except for the notices expressly required by the terms of this Note (which rights to notice are not waived by the Borrowers), the Borrowers, for themselves and their successors and assigns, hereby forever waive presentment, protest and demand, notice of protest, demand, dishonor and non-payment of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note, and waive and renounce (to the extent allowed by law), all rights to the benefits of any statute of limitations and any moratorium, appraisement, and exemption now allowed or which may hereby be provided by any federal or state statute or decisions against the enforcement and collection of the obligations evidenced by this Note and any and all amendments, substitutions, extensions, renewals, increases, and modifications hereof.
13. Attorneys’ Fees. The Borrowers agree to pay all reasonable costs and expenses of collection and enforcement of this Note when incurred, including Holder’s reasonable attorneys’ fees and legal and court costs, including any incurred on appeal or in connection with bankruptcy or insolvency, whether or not any lawsuit or proceeding is ever filed with respect hereto.
14. Severability; Invalidity. The Borrowers and Holder intend and believe that each provision in this Note comports with all applicable local, state and federal laws and judicial decisions. However, if any provisions, provision, or portion of any provision in this Note is found by a court of competent jurisdiction to be in violation of any applicable local, state or federal ordinance, statute, law, or administrative or judicial decision, or public policy, and if such court would declare such portion, provision or provisions of this Note to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force and effect to the fullest possible extent they are legal, valid and enforceable, and the remainder of this Note shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were severable and not contained herein, and the rights, obligations and interest of the Borrowers and Holder hereof under the remainder of this Note shall continue in full force and effect.
15. Usury. All terms, conditions and agreements herein are expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity of the unpaid principal balance hereof, or otherwise, shall the amount paid or agreed to be paid to the holders hereof for the use, forbearance or detention of the money advanced hereunder exceed the highest lawful rate permissible under applicable laws. If, from any circumstances whatsoever, fulfillment of any provision hereof shall involve transcending the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if under any circumstances the holder hereof shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to reduction of the unpaid principal balance due hereunder and not to the payment of interest.
16. Assignment. The Borrowers may not transfer, assign or delegate any of their rights or obligations hereunder. This Note shall accrue to the benefit of Holder and its successors and shall be binding upon the undersigned and its successors. Holder shall have the right, without the consent of the Borrowers, to transfer or assign, in whole or in part, its rights and interests in and to this Note, and, as used herein, the term “Holder” shall mean and include such successors and assigns.
17. Notices. Any notices required or permitted to be given under the terms of this Note shall be sent or delivered personally or by courier (including a recognized, receipted overnight delivery service) or by facsimile (with a copy sent by a recognized, receipted overnight delivery service) and shall be effective upon receipt, if delivered personally or by courier (including a recognized, receipted overnight delivery service) or by facsimile, in each case addressed to a party. The addresses for such communications shall be:

     If to any or all of the Borrowers:
Integrated Electrical Services, Inc. 1800 West Loop South Houston, Texas 77027-3233 Telephone: (713) 860-1542 Facsimile: 713-860-1578 Attention: Randolph Guba
     If to Holder:
Tontine Capital Partners, L.P. 55 Railroad Avenue, 1st Floor Greenwich, Connecticut 06830 Attention: Mr. Jeffrey L. Gendell Telephone: (203) 769-2000 Facsimile: (203) 769-2010
Each party shall provide notice to the other party of any change in address.
18. Amendment. The provisions of this Note may be amended only by a written instrument signed by the Borrowers and Holder.
19. Governing Law. THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF ALL PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK.
20. Jurisdiction; Waiver of Jury Trial. ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS NOTE SHALL BE FILED, TRIED AND LITIGATED IN THE STATE AND FEDERAL COURTS LOCATED IN NEW YORK. THE BORROWERS WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE, INCLUDING CONTRACT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. THE BORROWERS HAVE REVIEWED THIS WAIVER AND KNOWINGLY AND VOLUNTARILY WAIVE THE AFORESAID TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS NOTE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
[Signature page follows]

     EXECUTED AND DELIVERED at Houston, Texas as of the date written below.
Dated as of December 12, 2007

IES INDUSTRIAL, INC.
By:	/s/ Curt L. Warnock
	Name:	Curt L. Warnock
	Title:	Vice President

IES RESIDENTIAL, INC.
By:	/s/ Curt L. Warnock
	Name:	Curt L. Warnock
	Title:	Vice President

IES COMMERCIAL, INC.
By:	/s/ Curt L. Warnock
	Name:	Curt L. Warnock
	Title:	Vice President

IES HOUSTON RESOURCES, INC.
By:	/s/ Curt L. Warnock
	Name:	Curt L. Warnock
	Title:	Vice President

KEY ELECTRICAL SUPPLY, INC.
By:	/s/ Curt L. Warnock
	Name:	Curt L. Warnock
	Title:	Vice President